Exhibit (h)(ii)

Amendment to Transfer Agency and Services Agreement

This Amendment dated as of September 30, 2014 (this “Amendment”) is to the Transfer Agency and Services Agreement dated December 7, 2006, as amended (the “Agreement”), by and between ALPS Fund Services, Inc., a Colorado corporation (“ALPS”) and ALPS Variable Investment Trust, a Delaware statutory trust (the “Trust”). Any items not herein defined shall have the meaning ascribed to them in the Agreement.

WHEREAS, ALPS and the Trust wish to amend the Agreement in certain respects as more fully set forth below.

NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter contained, the parties hereto agree as follows:

1. Effective as of the date of this Amendment, Schedule A to the Agreement is replaced in its entirety with the new Schedule A attached hereto and incorporated by reference herein.

2. Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Amendment as of the date first written above.

ALPS VARIABLE INVESTMENT TRUST	ALPS FUND SERVICES, INC.

By: /s/ Thomas A. Carter	By: /s/ Jeremy O. May
Name: Thomas A. Carter	Name: Jeremy O. May
Title: President	Title: President

SCHEDULE A

Portfolio List

Ibbotson Conservative ETF Asset Allocation Portfolio

Ibbotson Income and Growth ETF Asset Allocation Portfolio

Ibbotson Balanced ETF Asset Allocation Portfolio

Ibbotson Growth ETF Asset Allocation Portfolio

Ibbotson Aggressive Growth ETF Asset Allocation Portfolio

Ibbotson MVP ETF Portfolio

ALPS/Alerian Energy Infrastructure Portfolio

ALPS/Stadion Tactical Defensive Portfolio

ALPS/Red Rocks Listed Private Equity Portfolio